Michael J. Morrison
Attorney and Counselor At Law
_________________________________________________1495 Ridgeview Drive, Suite 220
                                                              Reno, Nevada 89509
                                                                  (775) 827-6300
                                                              Fax (775) 827-6311
                                                 E-mail: morrisonlaw@pyramid.net
                                                  Website: www.VentureLawUSA.com


October 19, 2001


Randy Miller, President
Iconet, Inc.
8 Gaucho Drive
Rolling Hills Estates, CA 90274


RE:  Form SB-2 Registration Statement for 30,150,000
         Shares of Common Stock


Dear Mr. Miller:

I have acted as counsel to Iconet, Inc. (the "Company") in connection with the offering of 30,150,000 Shares of the Company's Common Stock, pursuant to a Registration Statement on Form SB-2 (the "Registration Statement") and related documents. You have requested my opinion as to certain matters in connection with said Registration Statement.

In my capacity as counsel to the Company, I have examined and am familiar with the originals or copies, the authenticity of which have been established to my satisfaction, of all documents, corporate records and other instruments I have deemed necessary to express the opinions hereinafter set forth.

Based on the foregoing, and upon consideration of applicable law, it is my opinion that the 30,150,000 Shares being registered by the Company are duly authorized, validly issued, fully paid and non-assessable.

Furthermore, I consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of my name in such Registration Statement, and the Prospectus included therein, under the heading "Legal Matters".

Very truly yours,



/s/ MICHAEL J. MORRISON
-------------------------
Michael J. Morrison, Esq.



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